Exhibit 10.49

October 12, 2015

Mr. John Kline

Dear John,

Welcome to Career Education Corporation. I am pleased to extend an offer to you for the position of Senior Vice President-American InterContinental University (AIU) with Career Education Corporation, reporting directly to me. Your start date will be October 19, 2015. This offer is contingent upon the successful completion of reference and background checks as per our standard protocol for senior officers, final approval by our Compensation Committee and the execution of a non-compete agreement.

The terms of our offer are as follows:

1.	The salary for the position will be $320,000.00 on an annualized basis.
2.	You will earn vacation at a rate of 20 days (160 hours) per year.
3.

You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan. Eligibility begins on the first day of the month following thirty days of employment for most of our benefits plans. You will receive information about the process for enrolling in these benefits, which must be completed within the first 30 days of employment.

4.

You will be eligible to participate in the Annual Incentive Award Program (AIP) with a target opportunity of 45% of your eligible earnings for the year.   You will be provided with a minimum guaranteed payout of $30,500.00 for 2015 and a minimum guaranteed payout of $144,000.00 for 2016. To be eligible for each of these bonus payments, you must be employed by the company through December 31st of each bonus year (2015 and 2016).

5.

You will receive a cash sign-on bonus of $30,000.00. This payment will be made within 30 days of your start date and is contingent upon a hire date of October 19, 2015. You must pay taxes on the entire bonus amount. If you decide to leave Career Education Corporation of your own free will within your first year of employment, you will be required to reimburse Career Education Corporation the entire amount of your sign-on bonus within 30 days of your termination date.

Exhibit 10.49

6.

You will receive a long-term incentive grant equal in value to 80% of your base salary, which is $256,000.00, subject to final approval by Career Education’s Compensation Committee.  In consideration of receiving these initial grants, and as a term and condition of your employment with Career Education, you agree to be bound by a 12-month non-compete agreement, the terms of which will be contained in the award agreements.  This initial grant will be made as soon as feasible following your start date and in compliance with regulations established by the Securities and Exchange Commission and Career Education Corporation’s policies (i.e., an award cannot be granted during a blackout period).  After your first year of service, you will be eligible for long-term incentive (LTI) awards pursuant to Career Education Corporation’s incentive compensation plan with a target opportunity of 80% of your base salary. LTI awards are made annually, typically during the first quarter. The receipt and terms of LTI awards are subject to annual approval by the Compensation Committee of the Board of Directors.

7.

You are eligible for the Company’s  Executive Severance Plan as such plan exists and may be further amended, restated or replaced from time to time (the “Severance Plan”) subject to satisfaction of the Plan’s relevant requirements.

8.

As a senior officer of the Company, you will be subject to the Company’s Stock Ownership Guidelines which require that you achieve and maintain a certain level of stock ownership (expressed as a multiple of your base salary). We believe the guidelines help align the interests of the senior officer team with those of the Company’s stockholders. You will also be subject to the Company’s insider trading, ethics, compensation recovery and other policies applicable to senior officers of the Company.  Due to the nature of your role, you will become an executive officer of the Company subject to Section 16 of the Securities Exchange Act.

9.

This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with Career Education Corporation. This offer letter does not constitute a contract of employment or a guarantee of employment for any length of time.  Employment at Career Education Corporation is at-will and may be terminated at the will of either you or Career Education Corporation.

John, I am excited to have you join Career Education Corporation, and look forward to your contributions to our team and to our students.

Exhibit 10.49

Sincerely,

/s/ Todd Nelson

Todd Nelson

President and Chief Executive Officer

Career Education Corporation

Accepted and agreed to:

/s/ John Kline	10/12/15
John Kline	Date

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